EXHIBIT 10.69
SECOND AMENDMENT TO THE
LITTELFUSE, INC. SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN

This SECOND AMENDMENT to the LITTELFUSE, INC. SUPPLEMENTAL
RETIREMENT AND SAVINGS PLAN is made by Littelfuse, Inc. (the "Company"), effective as of January 1, 2020.

WITNESSETH:

WHEREAS, the Company sponsors and maintains the Supplemental Retirement and Savings Plan (the "Plan"); and

WHEREAS, the Company wishes to amend the Plan, pursuant to its authority under Section 9.1 of the Plan, to modify Participants' ability to elect the timing of distributions.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Section 6.l(a) of the Plan is amended to read in full as follows:

"(a) Initial Election. For Plan Years commencing on or after January 1, 2020, except in the event of a mandatory payment event as described in 6.1(c), a Participant shall receive distributions under the Plan within 90 days following a Separation from Service. A Participant must elect whether such payment will be made in a single lump sum payment or substantially equal annual installments over a period of up to 5 years.

For Plan Years after 2017 and prior to 2020, Participants could elect to commence distribution: (i) within 90 days following Separation from Service, or (ii) at a Specified Time (e.g., January 1, 2030). For Plan Years prior to 2017, Participants could elect to commence distribution upon attainment of either (i) the later of age 65 and 5 Years of Service (as defined in the Company 401(k) Plan) or (ii) age 59½. Any such election made (or deemed to be made) by a Participant with respect to deferrals of Compensation or Company Contributions for the 2019 and earlier Plan Years will remain in effect for the applicable Plan Year Subaccount subject to any Participant-elected modifications as provided in paragraph (d) below.

Any Plan Year Subaccount may be distributed earlier and in a different form than elected by the Participant upon a mandatory payment event as described in paragraph (c) below."

2.Section 6.1(b) of the Plan is amended to read in full as follows:

"(b) Default Election. For Plan Years that commence on or after 2020, in the event the Participant fails to make an election (or no valid election is in place and accepted by the Company) as to the method of distribution of a Plan Year Subaccount, he or she will be deemed to have elected a single cash lump sum.

For Plan Years prior to 2020, in the event the Participant failed to timely make an election (or no valid election is in place and accepted by the Company) as to the time or method of distribution of a Plan Year Subaccount, he or she was deemed to have elected a single cash lump sum within 90 days following Separation from Service (for Plan Year Subaccounts 2016 and earlier, the default election is a single cash lump sum on the date that is 13 months following the Participant's Separation from Service).

Any such deemed election is subject to earlier payout upon a mandatory payment event as described in paragraph (c) below."

3.Section 6.l(d)(iii) of the Plan is amended to read in full as follows:

"(iii) in the case of payments made according to a distribution scheduled for a Specified Time, the new election is made not less than twelve (12) months before the original Payment Date. However, such modification limitation will not apply for Plan Years that commence after 2020."

4.Except as specifically set forth above, the provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed on this 18th day of June, 2019.

LITTELFUSE, INC.
By: /s/ Ryan K. Stafford
Ryan K. Stafford
Executive Vice President, Chief Legal & Human Resources Officer